Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form S-1 of Great China Mania Holdings, Inc., dated February 22, 2013, of our report dated April 16, 2012, relating to the financial statements for the year ended December 31, 2011, listed in the accompanying index.

/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPA’s, Inc. Murray, Utah February 22, 2013